UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

ReShape Lifesciences Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

18 Technology Drive, Suite 110

Irvine, CA 92618

(949) 429-6680

January [●], 2024

Dear Stockholders:

You are cordially invited to join us for our annual meeting of stockholders, which will be held on [____], [_____], 2024 at [____ a.m./p.m.] Pacific Time. The meeting will be conducted completely as a virtual meeting via the internet at www.virtualstockholdermeeting.com/RSLS2023. Holders of record of our common stock as of December 14, 2023 are entitled to notice of and to vote on all proposals at the annual meeting. Holders of record of our series C convertible preferred stock as of December 14, 2023 are entitled to notice of and to vote only on the director election proposal at the annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We hope you will be able to attend the meeting. However, even if you plan to attend the meeting, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you previously submitted a proxy vote but decide to attend the meeting and change your proxy vote, you may do so automatically by voting at the meeting. Your vote will automatically be changed to reflect your vote at the meeting.

We look forward to your attendance at our virtual annual meeting.

Sincerely,

Paul F. Hickey

President and Chief Executive Officer

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	[______],[______], 2024 at [____ a.m./p.m.] Pacific Time

Place:	The annual meeting will be conducted completely as a virtual meeting via the internet. Stockholders may attend the meeting and vote their shares electronically during the meeting via the live webcast by visiting www.virtualstockholdermeeting.com/RSLS2023. Have the information that is printed in the box marked by the arrow on your proxy card available and follow the instructions. Stockholders may submit questions in advance of the meeting by visiting www.proxyvote.com. We believe that holding our meeting completely online will enable greater participation and improved communication.

Items of Business:	1.	Election of Dan W. Gladney and Lori McDougal as Class I directors for a term ending at the 2026 annual meeting of stockholders.

	2.	Authorize the Company’s Board of Directors, in its discretion but in no event later than the one year anniversary of the annual meeting of stockholders, to amend the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s common stock, at a ratio in the range of 1-for-[●] to 1-for-[●], such ratio to be determined by the Board of Directors and included in a public announcement.

	3.	Approve the issuance of shares of our common stock underlying warrants issued to an investor pursuant to that certain Inducement Offer to Exercise Common Stock Purchase Warrants, dated as of November 21, 2023, in an amount equal to 20% or more of our common stock outstanding before the issuance of such warrants upon the operation of anti-dilution provisions contained in such warrants, as required by and in accordance with Nasdaq Listing Rule 5635(d).

	4.	Advisory vote on executive compensation.

	5.	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2024.

	6.	Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote on all matters at the meeting if you were a holder of record of our common stock at the close of business on December 14, 2023. Holders of record of our series C convertible preferred stock as of December 14, 2023 are entitled to notice of and to vote (on an as-converted to common stock basis) only on the director election proposal at the meeting.

Voting by Proxy:	If you cannot attend the annual meeting, you may vote your shares by telephone or internet by no later than 11:59 p.m. Pacific Time on [_______], 2024 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail for receipt prior to the date of the annual meeting. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to Broadridge Financial Solutions, Inc. for which no postage is required if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON [_______], 2024

This proxy statement and the Annual Report on Form 10-K

for the fiscal year ended December 31, 2022 are available at www.proxyvote.com

By Order of the Board of Directors:

Paul Hickey
President and Chief Executive Officer

January [●], 2024

PROXY STATEMENT

i

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [_______], 2024

The Board of Directors of ReShape Lifesciences Inc. (“ReShape Lifesciences” or the “Company”) is soliciting proxies for use at the annual meeting of stockholders to be held on [_______], [_______], 2024, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about January [●], 2024.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including:

•	election of Dan W. Gladney and Lori McDougal as Class I directors (Proposal No. 1);

•	authorization of the Company’s Board of Directors, in its discretion but in no event later than the one year anniversary of the date of the annual meeting of stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, at a ratio in the range of 1-for-[●] to 1-for-[●], such ratio to be determined by the Board of Directors and included in a public announcement (Proposal No. 2);

•	Approve the issuance of shares of our common stock underlying warrants issued to an investor pursuant to that certain Inducement Offer to Exercise Common Stock Purchase Warrants, dated as of November 21, 2023, in an amount equal to 20% or more of our common stock outstanding before the issuance of such warrants upon the operation of anti-dilution provisions contained in such warrants, as required by and in accordance with Nasdaq Listing Rule 5635(d) (Proposal No. 3);

•	advisory vote on executive compensation (Proposal No. 4);

•	ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2024 (Proposal No. 5); and

•	any other business that may properly be considered at the meeting or any adjournment of the meeting.

Who is entitled to vote at the meeting?

The Board has set December 14, 2023 as the record date for the annual meeting. If you were a stockholder of record of our common stock at the close of business on December 14, 2023 you are entitled to vote at the meeting. As of the record date, [●] shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting. Holders of record of our series C convertible preferred stock as of December 14, 2023 are entitled to notice of and to vote only on the director election proposal at the annual meeting, voting on an as-converted to common stock basis and voting together as a single class with the holders of common stock. As of the record date, 95,388 shares of our series C convertible preferred stock were issued and outstanding, which were convertible into 38 shares of common stock and, therefore, eligible to vote 38 shares of common stock on an as-converted basis on the election of Dan W. Gladney and Lori McDougal as Class I directors at the annual meeting.

How may I attend the meeting?

The annual meeting will be conducted completely as a virtual meeting via the internet. Stockholders may attend the meeting and vote their shares electronically during the meeting via the live webcast. Stockholders may submit questions in advance of the meeting by visiting www.proxyvote.com. We believe that holding our meeting completely online by visiting www.virtualstockholdermeeting.com/RSLS2023 will enable greater participation and improved communication. Stockholders will need the information that is printed in the box marked by the arrow on their proxy card to enter the meeting and vote their shares at the meeting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or internet.

Therefore, in order for a quorum to be present, there must be a total of [●] shares of common stock (including shares of series C convertible preferred stock on an as-converted to common stock basis) present or represented by proxy and entitled to vote at the annual meeting on at least one of the proposals.

How do I give a proxy to vote my shares?

If you are a stockholder of record of our common stock or series C convertible preferred stock as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, via the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to our transfer agent before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares at the meeting?

If you are a stockholder of record of our common stock or series C convertible preferred stock, you may vote your shares at the meeting by going to www.virtualstockholdermeeting.com/RSLS2023. Have the information that is printed in the box marked by the arrow on your proxy card available and follow the instructions. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you are a street name holder, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee.

How can I submit questions for the annual meeting?

You may submit questions prior to the meeting at www.proxyvote.com. Questions pertinent to matters to be acted upon at the annual meeting as well as appropriate questions regarding the business and operations of the company will be answered during the annual meeting, subject to time constraints. In the interests of time and efficiency, we reserve the right to group questions of a similar nature together to facilitate the question and answer portion of the meeting. We may not be able to answer all questions submitted in the allotted time.

What if I have technical difficulties during the meeting or trouble accessing the virtual annual meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

What vote is required for a proposal to be approved?

Proposal 1 (Election of Dan W. Gladney and Lori McDougal as Class I Directors): Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Proposal 1 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 (Authorization of Reverse Stock Split): To approve Proposal 2, holders of a majority of the outstanding shares of common stock of the Company entitled to vote must vote FOR the proposal. For amending the Company’s Certificate of Incorporation to effect a reverse stock split of Company common stock (without reducing the authorized number of shares of Company common stock), in the range of 1-for-[●] to 1-for-[●] share if and when determined by the Company’s board of directors, the votes cast FOR must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the voting of Proposal 2. Proposal 2 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 2. Shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 2.

Proposal 3 (Authorization of Share Issuance under Nasdaq Rules) To be approved by the stockholders, this proposal must receive the FOR vote of a majority of the total number of votes of our capital stock represented in person or by proxy and entitled to vote at the annual meeting, voting as a single class. You may vote FOR, AGAINST or ABSTAIN. To be approved, the shares voted FOR this proposal must exceed the number voted AGAINST this proposal and marked ABSTAIN. A properly executed proxy marked ABSTAIN will not be voted, although it will be counted as present and entitled to vote. Accordingly, an abstention will have the effect of a vote against this proposal. Proposal 3 is a non-routine proposal. Therefore, on this proposal, brokers will not have discretionary authority to vote in the absence of timely instructions from their customers.

Proposal 4 (Advisory Vote on Executive Compensation): Please note that Proposal No. 4 is an “advisory” vote, meaning that the stockholder votes on this item is for the purpose of enabling stockholders to express their point of view or preference on this proposal, but is not binding on the Company or its Board of Directors and does not require the Company or its Board of Directors to take any particular action in response to the stockholder vote. Proposal 4 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 4. Shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 4 will not be counted as votes FOR or AGAINST any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 4. The Board intends to consider fully the votes of our stockholders in the context of any further action with respect to this proposal.

Proposal 5 (Auditor Ratification): To approve Proposal 5, holders of a majority of the votes cast on the matter must vote FOR the proposal. For the ratification of the selection of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, the votes cast FOR must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the voting of Proposal 5. Proposal 5 is a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your shares on Proposal 5.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote FOR the election of Dan W. Gladney and Lori McDougal as Class I directors and FOR each of the other proposals.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR the election of Dan W. Gladney and Lori McDougal as Class I directors and FOR each of the other proposals.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting at the meeting.

To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact:

Broadridge Financial Solutions, Inc.

51 Mercedes Way, Edgewood, New York 11717

Call toll free: (855) 325-6676

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the meeting. We will publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four business days after the date of our annual meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries and/or director fees.

What are the deadlines for submitting stockholder proposals for the annual meeting?

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at next year’s annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 18 Technology Drive, Suite 110, Irvine, CA 92618 in writing not later than [●], 2024, which is the date that is 120 days before the one-year anniversary of the date of this proxy statement. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Any proposal must comply with Securities and Exchange Commission regulations regarding inclusion of stockholder proposals in Company-sponsored proxy materials.

Stockholders intending to present a proposal at next year’s annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 105th day and not later than the close of business on the 75th day prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for next year’s annual meeting of stockholders no earlier than the close of business on [●], 2024 and no later than the close of business on [●], 2024. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of next year’s annual meeting of stockholders is more than 30 days before or more than 60 days after the date of this year’s annual meeting of stockholders, then our Secretary must receive such written notice not earlier than the close of business on the 105th day prior to next year’s annual meeting and not later than the close of business on the 75th day prior to next year’s annual meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases, notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

How can I communicate with ReShape Lifesciences’ Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: ReShape Lifesciences Inc., c/o Secretary, 18 Technology Drive, Suite 110, Irvine, California 92618. All communications will be compiled by the Secretary and submitted to the Board of Directors or the specified directors on a periodic basis.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON [_______], 2024

This proxy statement and the Annual Report on Form 10-K

for the fiscal year ended December 31, 2022 are available at www.proxyvote.com

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of December 15, 2023. Percentage ownership calculations for beneficial ownership are based on 23,382,047 shares outstanding as of December 15, 2023. However, for purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following December 15, 2023 is deemed to be outstanding for that person’s calculation, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied to us by our directors, officers and principal stockholders or on Schedules 13D or 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise noted, the directors and executive officers listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o ReShape Lifesciences Inc., 18 Technology Drive, Suite 100, Irvine, California 92618.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Outstanding Common Stock
5% Stockholders
None

Directors and Executive Officers
Paul Hickey	—		*
Thomas Stankovich(1)	22,949		*
Dan Gladney	840		*
Gary Blackford	—		*
Arda Minocherhomjee	—		*
Lori McDougal	—		*
All directors and executive officers as a group (6 persons)	23,789		*

*     The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)	Includes [•] shares subject to restricted stock units that will vest within 60 days of December 15, 2023.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors currently has five members: Gary Blackford, Dan W. Gladney, Paul Hickey, Lori McDougal and Arda Minocherhomjee, divided into three classes with staggered three-year terms. At this year’s annual meeting, proxies will be solicited to re-elect Dan W. Gladney and Lori McDougal as Class I directors to serve until the 2026 annual meeting, or until their respective successor is elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than two Class I directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors comprising the Board of Directors.

Vote Required

The affirmative vote of a plurality of the common stock (including shares of series C convertible common stock on an as-converted to common stock basis) present and entitled to vote at the annual meeting with respect to the election of directors is required for the election of the nominees to the Board of Directors.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR election of Mr. Gladney and Ms. McDougal as Class I directors.

Nominees

The following information has been provided with respect to the members of ReShape Lifesciences’ Board of Directors, including the nominees for re-election at the annual meeting.

CLASS I DIRECTORS— Nominees for re-election at the Annual Meeting to serve until the 2026 Annual Meeting

Dan Gladney, age 70, has served as one of our directors since November 2015, as Chairman of our Board of Directors since October 2016 and as Executive Chair since July 2022. Mr. Gladney served as our President and Chief Executive Officer from November 2015 until March 2019. Prior to joining us, Mr. Gladney served as Chairman and Chief Executive Officer of Lanx, Inc., a medical device company focused on developing and commercializing innovative devices for spinal surgery. Prior to his time at Lanx, Inc., Mr. Gladney was a Healthcare Operating Partner at Norwest Equity Partners (NEP) from 2008 until 2010, where he was responsible for strategic planning, business growth and corporate governance for NEP portfolio companies and executing new investment opportunities for the firm. Prior to joining NEP, Mr. Gladney served as President and Chief Executive Officer of several medical device companies including Heart Leaflet Technologies and ACIST Medical Systems, both of which were acquired by The Bracco Group. He also served as Chairman, Chief Executive Officer and President of Compex Technologies, a publicly traded orthopedic and health and wellness electro therapy company, from 2002 until 2006. Mr. Gladney currently serves on the board of directors of Aria CV, Inc. and has been a member of a number of other private and public company boards. After the sale of Lanx, he acted as a private investor and small business consultant.

Areas of Relevant Experience: Mr. Gladney’s significant experience leading medical device companies, as well as his position as former President and Chief Executive Officer of ReShape Lifesciences and his experience with commercialization of medical device companies makes him well-suited to serve as a member of the Board of Directors.

Lori McDougal, age 62, has served as one of our directors since July 2015. Ms. McDougal has served in an executive capacity in the healthcare industry for more than eighteen years. She served as an Executive Vice President at Optum, Inc., a part of UnitedHealth Group, Inc., from 2013 until 2014. Prior to her time at Optum, she served as Chief Executive Officer of UnitedHealth Group’s subsidiary UnitedHealth Military & Veterans Services, LLC from 2008 until 2013, and previously served as the Chief Operating Officer of UnitedHealth Military & Veterans Services from 2007 until 2008. Before joining UnitedHealth Military & Veterans Services, she served as a Vice President of UnitedHealthcare Medicare & Retirement starting in 2002. Additionally, she served as President of UnitedHealth International from 1998 until 2002 and Vice President of OptumInsight from 1996 to 1998.

Areas of Relevant Experience: Ms. McDougal’s significant executive leadership experience and her experience working with private and government insurers, both domestic and foreign, make her well-suited to serve as a member of the Board of Directors.

CLASS II DIRECTORS— Continuing in office until the 2024 Annual Meeting

Gary Blackford, age 66, has served as one of our directors since August 2016. From 2002 until February 2015, Mr. Blackford was the Chairman of the Board and Chief Executive Officer of Universal Hospital Services, Inc. (NYSE: UHS), a leading nationwide provider of medical technology outsourcing and services to the health care industry. Mr. Blackford was the Chief Executive Officer of Curative Health Services, Inc., a specialty pharmacy and health services company, from 2001 to 2002. He was also the Chief Executive Officer of ShopforSchool, Inc., an online retailer, from 1999 to 2001.  Mr. Blackford has also been a director of Avanos Medical, Inc. (NYSE: AVNS) since 2014 (and Chairman since 2020), Children’s Hospitals and Clinics of Minnesota since 2017 (and Chairman since 2020), and Lifespace Communities, Inc., a not-for-profit organization, since February 2022.  He was a director of Wright Medical Group, N.V. (NASDAQ: WMGI) from 2008 to 2020 and PipelineRX, Inc. from 2016 to 2020.

Areas of Relevant Experience: Mr. Blackford’s executive leadership and director experience in health care services, health benefits, medical devices, medical equipment and medical technology makes him well- suited to serve as a member of the Board of Directors.

Arda Minocherhomjee, age 70, has served as one of our directors since August 2018. Mr. Minocherhomjee is a Managing Partner of Chicago Growth Partners, which he founded in 2004. Previously, Dr. Minocherhomjee was a Managing Director at William Blair Capital Partners and, as head of the firm’s Healthcare Research Group, covered multiple sectors, including drugs/drug delivery, medical devices and selected healthcare services. Mr. Minocherhomjee received a M.S. (Pharmacology) from the University of Toronto and a Ph.D. and a MBA from the University of British Columbia.

Areas of Relevant Experience: Mr. Minocherhomjee’s significant experience in financial research and analysis, including financing activities, with a focus in the healthcare and medical device sectors, makes him well-suited to serve as a member of the Board of Directors.

CLASS III DIRECTOR—Continuing in office until the 2025 Annual Meeting

Paul Hickey, age 59, has served as our President and Chief Executive Officer and as one of our directors since August 15, 2022. Mr. Hickey was previously the President and Chief Executive Officer of Altimate Medical Holdings, Inc., which designs and manufactures rehabilitation medical equipment including its EasyStand brand, from February 2020 to August 2022. Previously, from 2018 to 2020, he served as the President and Chief Executive Officer of Vertebral Technologies, Inc., a medical device company focused on implantable spinal devices. Prior to that, from 2016 to 2017, Mr. Hickey was Senior Vice President of Marketing and Reimbursement for EnteroMedics (now ReShape Lifesciences). Earlier in his career, he consulted for a variety of commercialized medical device companies and held positions of increasing responsibility at Zimmer Biomet. For the past four years, Mr. Hickey has served on the Board of Directors at Excelen Center for Bone and Joint Research and Education. Mr. Hickey earned a Bachelor’s degree from the University of Michigan and a Master’s from Washington University in Saint Louis.

Areas of Relevant Experience: Mr. Hickey’s significant experience leading medical device companies, including in his position as President and Chief Executive Officer of our company, makes him well-suited to serve as a member of the Board of Directors.

DIRECTOR COMPENSATION

Compensation for our directors is designed to result in compensation that is competitive with that provided by comparably-sized, publicly-traded, medical device companies. For 2022 (i) each non-employee director received an annual retainer of $35,000 for serving on the Board, (ii) each non-employee director who served on the Audit Committee, the Compensation Committee or the Nominating and Governance Committee, other than the chairperson of each of the committees, received an additional annual retainer of $8,000, $5,000 and $4,500, respectively, (iii) each of the chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee received an additional annual retainer of $17,500, $10,000 and $9,000, respectively, and (iv) our Lead Director received a $15,000 annual retainer in that role.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board and committee meetings. Directors who also serve as employees of the Company receive no additional compensation for serving as a director. Mr. Hickey is the only director who is also an employee of the Company.

In July 2022, the Board appointed Dan Gladney, who was previously the Chair of the Board of Directors, as Executive Chair. In his role as Executive Chair, Mr. Gladney will take a more active role supporting Mr. Hickey and the Company on strategic matters. Mr. Gladney’s annual cash compensation for his service as the Executive Chair will be $90,000, which will replace his compensation as Chair of the Board, and is in addition to the $35,000 annual retainer paid to all Board members. Therefore Mr. Gladney’s total annual cash compensation for his service on the Board and as Executive Chair will be $125,000, excluding any amounts paid for his current service on the Nominating and Governance Committee or any other committee of the Board to which he may be appointed.

The following table shows the compensation of the non-employee members of our Board during fiscal year 2022:

Director Compensation in 2022

Name(1)	Fees Earned or Paid in Cash ($)(2)	Total ($)
Dan Gladney	95,261	95,261
Gary Blackford	77,000	77,000
Lori McDougal	57,500	57,500
Arda Minocherhomjee	52,500	52,500

(1)	Paul Hickey, our current President and Chief Executive Officer, and Bart Bandy, who served as President and Chief Executive Officer and a director of the Company until July 2022, are not included in this table because they were employees of the Company during 2022 and thus received no compensation for their services as a director. The compensation that Mr. Hickey and Mr. Bandy received as an employee of the Company is shown in the “Summary Compensation Table.”

(2)	The amounts in this column include the annual Board of Director and committee retainer amounts for 2022 described above under the heading “Director Compensation.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates), ReShape Lifesciences and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with ReShape Lifesciences and our management. Our Board of Directors has determined that no transactions or relationships existed that would disqualify any of our directors under the Nasdaq Stock Market rules or require disclosure under SEC rules, with the exception of Paul Hickey, our President and Chief Executive Officer, because of his current employment relationship with ReShape Lifesciences. Based upon that finding, the Board of Directors determined that Ms. McDougal and Messrs. Blackford, Gladney and Minocherhomjee are “independent” and the composition of our Board of Directors meets the requirements for independence under the Nasdaq Stock Market. Each of our Audit, Compensation, and Nominating and Governance Committees is composed only of independent directors.

Director Qualifications and Selection Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In evaluating a candidate for nomination as a director of the Company, the Nominating and Governance Committee will consider criteria including business and financial expertise; experience in the medical device industry or other fields of scientific or medical endeavor; experience as a director of a public company; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Governance Committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

These general criteria are subject to modification and the Nominating and Governance Committee will be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the committee may deem appropriate or as required by applicable laws and regulations.

The Nominating and Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board of Directors to submit for election at our next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the annual meeting.

Board Leadership Structure

Mr. Gladney serves as our Executive Chair of the Board and Mr. Blackford serves as our Lead Director. The Board believes that having Mr. Gladney serve as the Executive Chair of the Board ensures that Mr. Hickey, our President and Chief Executive Officer, can focus on the operational and strategic priorities of the Company. While Mr. Gladney is an independent director under the Nasdaq Stock Market standards, the Board believes it is appropriate to also have an independent Lead Director given Mr. Gladney previously served as the Company’s President and Chief Executive Officer and now serves as the Executive Chair, which is a role designed to support Mr. Hickey and the Company in strategic matters. As Lead Director, Mr. Blackford presides at executive sessions of the non-employee directors and serves as a liaison between the Executive Chair and the Board, to ensure the efficient and independent operation of the Board.

Each of the directors other than Mr. Hickey is independent and our Board believes that the Executive Chair, Lead Director and other independent directors provide effective oversight of management. Moreover, in addition to the feedback provided during the course of the Board meetings, the independent directors have regular executive sessions. At the executive sessions, the independent directors discuss specific feedback or issues to be discussed with the President and Chief Executive Officer, provide the Executive Chair and Lead Director with input regarding agenda items for Board and Committee meetings and coordinate with the Executive Chair and Lead Director regarding information to be provided to the independent directors in performing their duties. Our Board believes that this approach is appropriate to ensure proper oversight of our executives and effectively complements our current management structure.

Our Board of Directors periodically evaluates whether the leadership structure of our Board continues to be optimal for the Company and our stockholders. Although we believe that separation of the Executive Chair and Chief Executive Officer roles and the inclusion of a Lead Director role is appropriate in our current circumstances, the Board has the flexibility to modify the Board leadership structure in the future if it determines that to be appropriate.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Governance, and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Governance section of the Investors page on our website at www.reshapelifesciences.com. Stockholders may request a free printed copy of any of these charters by contacting our Secretary at ReShape Lifesciences Inc., 18 Technology Drive, Suite 110, California 92618.

The Board of Directors held 10 meetings during fiscal year 2022. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The following table reflects the current membership of each Board committee.

Committee Membership

Name	Audit	Nominating and Governance	Compensation
Gary Blackford	√	Chair	Chair
Dan Gladney		√
Lori McDougal	√		√
Arda Minocherhomjee	Chair	√	√

Audit Committee

The Audit Committee is responsible for assisting the Board in monitoring the quality and integrity of our consolidated financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly consolidated financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, oversees the Company’s compliance with legal and regulatory requirements with respect to financial matters, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the SEC. All of the Audit Committee members meet the existing independence and experience requirements of the Nasdaq Stock Market and the SEC. Our Board of Directors has determined that Arda Minocherhomjee, our current Audit Committee Chair, is a financial expert under the rules of the SEC. The Audit Committee held seven meetings in 2022. During each of the meetings, the Audit Committee met in private session with our independent auditor and alone in executive session without members of management present.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and the independent directors on the Nominating and Governance Committee are responsible for recommending to the Board the nominees for election as directors at our next annual meeting of stockholders. The Nominating and Governance Committee also manages the performance review process for our current directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews the charters of all Board committees, reviews and evaluates succession plans for executive officers, reviews and makes recommendations to the Board regarding our corporate governance principles, oversees the Company’s compliance with legal and regulatory requirements (other than those with respect to financial matters that are overseen by the Audit Committee) and processes and makes recommendations to the Board regarding any stockholder proposals. All of the Nominating and Governance Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Nominating and Governance Committee held three meetings in 2022. During each of the meetings, the Nominating and Governance Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance, determines the compensation of the Chief Executive Officer based on this evaluation, and recommends our non-employee director compensation to the Board. All of the Compensation Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Compensation Committee held three meetings in 2022. During each of the meetings, the Compensation Committee held an executive session without members of management present.

The Compensation Committee reviews and approves the compensation programs and all forms of compensation for our Chief Executive Officer and for our other executive officers. The Chief Executive Officer’s compensation package is set by the Compensation Committee in its sole discretion. Although our Chief Executive Officer does not make a recommendation as to his own compensation, he may respond to the Compensation Committee’s proposal for his compensation, which the Compensation Committee may, but is not required to, consider. The Chief Executive Officer is also permitted to make compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required to, consider. In addition, the Chief Executive Officer may participate as an observer at the Compensation Committee’s meetings when the committee invites him to attend its meetings. Other than these rights granted to the Chief Executive Officer, management does not participate in the determination of the amount or form of executive compensation.

In general, the Compensation Committee tries to keep each executive officer’s base salary and total compensation at the midpoint of the range of base salaries and total compensation paid to similar executive officers at comparable companies and may make recommendations to adjust an executive officer’s compensation accordingly. The goal of this review is to try to maintain base salaries and total compensation packages that are market competitive, so the Company can attract and retain executive talent. However, the Compensation Committee may deviate from this benchmark as it considers other factors such as each executive officer’s individual performance and responsibilities, the Company’s overall strategy and performance and the pool of resources available for compensation adjustments each year. These factors, especially the Company’s desire to reward individual efforts and performance, weigh much more heavily in the Compensation Committee’s final recommendations with respect to compensation adjustments. Since the Company’s intent with respect to stock-based compensation relates more to aligning executive officers’ interests with those of the Company and encouraging their efforts for the long-term growth and success of the Company, the peer group analysis generally plays a role as a reference point in the Compensation Committee’s decisions to make additional awards of stock options to the executive officers. More importantly, the Compensation Committee considers individual performance and experience, contributions and achievements, stock option grants previously awarded to each executive and the Compensation Committee’s view of the appropriate levels of equity compensation for individuals with certain responsibilities, professional expertise and experience.

The Compensation Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present.

Attendance at the Annual Meeting

Our Board of Directors encourages each of its members to attend the annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted the ReShape Lifesciences Inc. Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page on our website at www.reshapelifesciences.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Board’s Role in Risk Oversight

Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the Company to the Board’s attention. The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. To facilitate the Board’s risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to our Board and committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate. These matters are further discussed by the Board and committees in executive sessions without the presence of management. The primary areas of risk oversight that our Board and committees are responsible for are summarized below:

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual capital plan and strategic plans (including capital allocation); litigation and regulatory exposures; other current matters that may present material risk to our operations, plans, prospects or reputation; and senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters, and compliance with legal and regulatory requirements with respect to financial matters.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning and executive compensation programs and arrangements, including incentive plans.

Nominating and Governance Committee	Risks and exposures associated with corporate governance, legal and regulatory compliance (other than with respect to financial matters that are overseen by the Audit Committee) and director succession planning.

Review of Related Person Transactions

In accordance with its written charter, our Audit Committee is responsible for reviewing all related party transactions as they are presented, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. As a smaller reporting company, we are also required to review and approve any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and a related person has a direct or indirect material interest. In considering related party transactions, our Audit Committee is guided by its fiduciary duty to our stockholders. Our Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of our directors and executive officers are required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

Anti-Hedging and Anti-Pledging Policies

We consider it improper and inappropriate for any director, officer or other employee of our company to engage in short-term or speculative transactions in our securities. Therefore, our insider trading policy provides that our directors, officers and other employees may not engage in specified hedging and pledging transactions. Specifically, our insider trading policy (i) requires any of our directors, officers or employees to pre-clear any proposed hedging transaction, including zero-cost collars and forward sales contracts and other similar transactions that allow such person to continue to own the covered security without the full risks and rewards of ownership, with our Board of Directors and (ii) prohibits our directors, officers and employees from holding our securities in a margin account or pledging our securities as collateral for a loan.

Indemnification Agreements

It is our standard practice to enter into an indemnification agreement with each executive officer and member of our Board of Directors. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director or executive officer if he or she is found liable to us; unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director is fairly and reasonably entitled to indemnity. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, including their ages, as of December 15, 2023:

Name	Age	Position
Paul Hickey	59	President and Chief Executive Officer
Thomas Stankovich	63	Chief Financial Officer

Mr. Hickey’s biography is set forth above under Proposal No. 1 – Election of Directors.

Thomas Stankovich has served as our Chief Financial Officer since October 2019. Mr. Stankovich has over 25 years of executive leadership experience as the CFO for multiple public and private healthcare companies. Prior to joining us, Mr. Stankovich spent the past nine years as the Global Senior Vice President and CFO of MP Biomedicals, a life sciences and molecular biology-diagnostics company. At MP Biomedicals he was responsible for financial planning and reporting, operations and strategy development along with the acquisition and integration of two international companies.  Prior to MP Biomedicals, Mr. Stankovich served as CFO at Response Genetics where he successfully led the company through their initial public offering. Additionally, he served as CFO for Cobalis Corporation and Ribapharm, where he also led the company through their initial public offering, which at the time became the second largest ever IPO in the biotechnology sector. Mr. Stankovich also held CFO positions at ICN International which later changed names to Valeant Pharmaceuticals.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during our fiscal years ended December 31, 2022 and 2021.

Summary Compensation Table

							Non-
							equity
							Incentive
					Stock		Plan		All Other
Name and			Bonus		Awards		Compensation		Compensation
Principal Position	Year	Salary ($)	($)		($)		($)		($)		Total ($)
Paul F. Hickey(1)	2022	133,078	25,000		—		—		—		158,078
President and Chief Executive Officer

Bart Bandy(2)	2022	346,537	—		—		—		—		346,537
Former President and Chief Executive Officer	2021	430,500	350,000	(3)	5,170,986	(5)	317,200	(7)	—		6,268,686

Thomas Stankovich	2022	330,000	77,338	(6)	—		—		148,500	(4)	555,838
Chief Financial Officer	2021	325,000	250,000	(3)	1,625,164	(5)	94,579	(7)	—		2,294,743

(1)	Mr. Hickey joined the Company on August 15, 2022. His $25,000 bonus was a sign-on bonus under his employment agreement.

(2)	Mr. Bandy separated from the Company on July 27, 2022.

(3)	Consists of the one-time cash bonus awarded to Mr. Bandy and Mr. Stankovich in July 2021 in special recognition of their extraordinary efforts and accomplishments for and on behalf of the Company during 2021, including their roles in completing the Company’s merger with Obalon Therapeutics and corresponding listing on The Nasdaq Capital Market and the Company’s subsequent $46 million financing.

(4)	Consists of a one-time cash bonus awarded to Mr. Stankovich under a retention bonus agreement pursuant to which the Company agreed to pay Mr. Stankovich 100% of his target 2022 cash bonus, regardless of actual performance, if Mr. Stankovich remained employed by the Company until at least December 31, 2022.

(5)	Consists of restricted stock units granted to Mr. Bandy and Mr. Stankovich in July 2021, the amounts represent the fair value of restricted stock units granted during the year. The award is calculated on the date of grant in accordance with Financial Accounting Standards.

(6)	Consists of the payout under the Company’s Management Incentive Plan for 2021 which was paid out as a stock bonus in November 2022.

(7)	Consists of the payout under the Company’s Management Incentive Plan for 2020 which was paid out as a cash bonus in August 2021.

2021 Bonuses

In July 2021, the Company paid a special one-time cash bonus of $350,000 to Mr. Bandy and $250,000 to Mr. Stankovich in special recognition of their extraordinary efforts and accomplishments for and on behalf of the Company during 2021, including their roles in completing the Company’s merger with Obalon Therapeutics and corresponding listing on The Nasdaq Capital Market and the Company’s subsequent $46 million financing.

2021 Restricted Stock Unit Grants

In July 2021, the Compensation Committee granted each of Mr. Bandy and Mr. Stankovich two sets of restricted stock units. The first grant was made pursuant to their employment agreements, under which each of Mr. Bandy and Mr. Stankovich were offered an equity grant in connection with their employment commencement, which would vest 25% on the one-year anniversary of their employment start date and monthly thereafter for 36 months. The restricted stock unit grant to Mr. Bandy covered 19,202 shares of common stock, of which 10,802 vested on the date of grant and the remainder were to vest monthly for 21 months, based on his employment start date of April 1, 2019. The restricted stock unit grant to Mr. Stankovich covered 5,648 shares of common stock, of which 2,471 vested on the date of grant and the remainder were to vest monthly for 27 months, based on his employment start date of October 29, 2019. The second set of restricted stock unit grants were made as part of an ongoing equity grant program for the executive leadership employees, which grants were to vest in 36 equal monthly installments following the grant date. Mr. Bandy and Mr. Stankovich were granted restricted stock units covering 4,519 and 1,808 shares of common stock, respectively.

2021 Base Salary and Target Bonus Increases

In July 2021, the Compensation Committee approved a base salary increase for Mr. Bandy from $390,000 to $445,000 and for Mr. Stankovich from $300,000 to $330,000 and a target bonus increase for Mr. Bandy from 50% to 65% of base salary and for Mr. Stankovich from 30% to 45% of base salary.

Employment Agreement and Separation Agreement with Bart Bandy

On August 26, 2019, we entered into an employment agreement with Mr. Bandy, our former President and Chief Executive Officer. Pursuant to the agreement, Mr. Bandy was entitled to a base salary of $390,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Mr. Bandy meeting certain annual objectives determined by the Compensation Committee. The agreement established that Mr. Bandy was eligible for an annual incentive compensation of up to 50% of his base salary for that year. Mr. Bandy’s executive employment agreement also provided for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. In connection with Mr. Bandy’s departure from the Company in July 2022, the Company and Mr. Bandy entered into a separation agreement and general release pursuant to which the Company agreed to provide Mr. Bandy certain severance benefits, as provided in his employment agreement, including severance pay equal to 18 months of base salary payable as salary continuation payments. All of Mr. Bandy’s unvested RSUs as of the separation date were terminated and forfeited.

Employment Agreement with Thomas Stankovich

On October 29, 2019, we entered into an employment agreement with Mr. Stankovich, our Chief Financial Officer. The agreement has an initial term of one year and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated. Pursuant to the agreement, Mr. Stankovich is entitled to a base salary of $300,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Mr. Stankovich meeting certain annual objectives determined by the Compensation Committee. The agreement establishes that Mr. Stankovich is eligible for an annual incentive compensation of up to 30% of his base salary for that year. Mr. Stankovich’s employment agreement also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control.

Employment Offer Letter and Employment Agreement with Paul Hickey

On July 25, 2022, we entered into an employment offer letter with Mr. Hickey, our President and Chief Executive Officer, pursuant to which Mr. Hickey will receive an annual base salary of $400,000 and a potential annual bonus of up to 50% of his annual base salary, which bonus for the 2022 calendar year will be prorated based on the portion of the year he is actually employed. Additionally, the offer letter provided that Mr. Hickey would be granted a stock option under the Company’s equity incentive plan to purchase a number of shares of the Company’s common stock equal to 4% of the Company’s outstanding common stock, on a fully-diluted basis, as of the date of the offer letter. The options will have a 10-year term and a per share exercise price equal to the closing market price of the Company’s common stock on the grant date. The options will vest with respect to 25% of the shares of common stock purchasable thereunder on the one-year anniversary of the grant date and monthly thereafter for 36 months, conditioned upon Mr. Hickey’s continued employment with the Company from the grant date until the respective vesting date. As soon as reasonably practicable following the first offering of common stock or securities convertible into common stock for purposes of financing the Company after Mr. Hickey’s start date, Mr. Hickey will be granted an additional stock option or other equity award in an amount that maintains his fully diluted ownership percentage at 4%. The offer letter contains severance provisions which provide that in the event Mr. Hickey’s employment is terminated by the Company without cause or Mr. Hickey resigns for good reason, he will be entitled to receive a severance payment equal to 12 months base salary payable as salary continuation payments. To be eligible to receive these payments, Mr. Hickey will be required to execute and not revoke a release of claims. On November 1, 2022, we entered into an employment agreement with Mr. Hickey that memorialized the terms of his employment offer letter.

Management Incentive Plan

Our Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utilizing a combination of objective and subjective performance factors critical to our success, this program incentivizes our executive officers to achieve results that benefit them and the Company.

At the beginning of each year, the Compensation Committee approves, subject to review by the Board of Directors, new corporate objectives for the Management Incentive Plan. The objectives are established and measured on an annual basis to better align personal objectives with the direction and objectives of the Company. When these objectives are established and approved, each objective, and, if applicable, the subparts to each objective, is weighted and assigned a percentage value relative to the corporate objectives taken as a whole. At that time, the Compensation Committee also establishes the maximum bonus amount for each of our executive officers, based on a set percentage of each executive officer’s base salary, that the corporate objectives are worth. The Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in our business plan.

Long-Term Incentives

Our 2022 Equity Incentive Plan allows us the opportunity to grant stock options, restricted stock and other equity-based awards. In general, we view equity awards as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. The exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of our common stock on the date of grant.

The Compensation Committee and the Board of Directors do not grant equity awards according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of equity awards granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical and regulatory progress, commercialization, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive Officer may provide recommendations to the Compensation Committee regarding the number of equity awards granted to other executive officers from time to time, he does not make a recommendation as to his equity awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

Stock Awards
Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Paul Hickey	—	—
Bart Bandy	—	—
Thomas Stankovich	2,131	14,363

(1)	Consists of unvested restricted stock units that were granted in July 2021.

(2)	Based upon the closing price of our common stock on December 30, 2022 (the last business day of fiscal 2022) of $6.74.

PROPOSAL NO. 2—APPROVAL OF REVERSE STOCK SPLIT

On [●], 2023, our Board unanimously adopted resolutions approving, declaring advisable and recommending to our stockholders for their approval a sixth amendment to our Restated Certificate of Incorporation, as amended (the “Sixth Amendment”) to effect a reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”) with a ratio in the range of 1-for-[●] and 1-for-[●], such ratio to be determined by our Board in its discretion. The Reverse Stock Split will also affect outstanding options and warrants, as described in “-Effect on Equity Compensation Plans and Outstanding Options and Warrants” below. Approval of this proposal will grant the Board the authority, without further action by the stockholders, to carry out the Reverse Stock Split any time after the approval of the Sixth Amendment but prior to the one-year anniversary of the annual meeting of stockholders, with the exact exchange ratio and timing to be determined at the discretion of the Board and set forth in a public announcement. Even if our stockholders approve this proposal, our Board may determine in its discretion not to effect the Reverse Stock Split and to abandon the Sixth Amendment to implement the Reverse Stock Split prior to the time the Sixth Amendment is filed and becomes effective.

If approved, this proposal would approve the Sixth Amendment set forth in Appendix A. The text of the proposed Sixth Amendment to effect the Reverse Stock Split is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board deems necessary and advisable to effect the proposed Sixth Amendment. Stockholders are urged to carefully read Appendix A.

Background

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “RSLS.” The continued listing requirements of the Nasdaq Global Market provide, among other things, that our common stock must not have a closing bid price under $1.00 for 30 consecutive business days.

On October 10, 2023, we received a written notice from Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that the closing bid price for our common stock had been below $1.00 for the last 30 consecutive business days and that we were therefore not in compliance with the minimum bid price requirement for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5450(a)(2).

To regain compliance with the minimum bid price requirement, our common stock must have a closing bid price of at least $1.00 for a minimum of ten days within the 180-day period from the date of the bid-price notice, or by April 8, 2024. In the event that our common stock does not close at a bid price of at least $1.00 for a minimum of ten days in the first 180-day period, we may be eligible for a second 180-day period to comply, provided that we comply with the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, among other requirements.

Our Board determined that the continued listing of our common stock on the Nasdaq Capital Market is beneficial for our stockholders. If our common stock is delisted from the Nasdaq Capital Market, our Board believes that the trading market for our common stock could become significantly less liquid, which could reduce the trading price of our common stock and increase the transaction costs of trading in shares of our common stock.

The purpose of the Reverse Stock Split is to decrease the total number of shares of common stock outstanding and proportionately increase the market price of the common stock above $1.00 per share in order to meet the continuing listing requirements of the Nasdaq Capital Market. Our Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders, and is likely to improve the trading price of our common stock and improve the likelihood that we will be allowed to maintain our continued listing on the Nasdaq Capital Market. Accordingly, our Board approved the Reverse Stock Split in order to help ensure that the share price of our common stock meets the continued listing requirements of the Nasdaq Capital Market.

Effective Time of the Reverse Stock Split

If this proposal is approved and our Board determines to effect the Reverse Stock Split, we will file the proposed Sixth Amendment with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective at the time the Sixth Amendment is filed with the Secretary of State of Delaware and becomes effective, with the exact timing to be determined at the discretion of our Board.

If this proposal is approved, no further action on the part of stockholders would be required to either effect or abandon the Reverse Stock Split. If our Board does not implement the Reverse Stock Split on or before the one-year anniversary of the date of the annual meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Sixth Amendment to effect the Reverse Stock Split will be abandoned. Our Board reserves its right to elect not to proceed and abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Reasons for the Reverse Stock Split

The principal purpose of the Reverse Stock Split is to decrease the total number of shares of common stock outstanding and proportionately increase the market price of the common stock above $1.00 per share in order to meet the continuing listing minimum bid price requirements of the Nasdaq Capital Market. Delisting from Nasdaq would adversely affect our ability to raise additional financing through the public or private sale of equity securities and would significantly affect the ability of investors to trade our securities. Delisting would also negatively affect the value and liquidity of our common stock because alternatives, such as the OTC Market, are generally considered to be less efficient markets. Our Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders and is likely to improve the trading price of our common stock and improve the likelihood that we will be allowed to maintain our continued listing on the Nasdaq Capital Market. Accordingly, our Board has approved the Reverse Stock Split in order to help ensure that the share price of our common stock meets the continued listing requirements of the Nasdaq Capital Market.

Board Discretion to Implement the Reverse Stock Split

Our Board believes that stockholder approval of a range of Reverse Stock Split ratios (rather than a single exchange ratio) is in the best interests of our stockholders because it provides the Board with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. If stockholders approve this proposal, the Board would carry out a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of our stockholders at that time. The Board would then set the ratio for the Reverse Stock Split within the range approved by stockholders and in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, following receipt of stockholder approval, the board of the directors may consider numerous factors including:

•	the historical and projected performance of our common stock;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the Reverse Stock Split ratio on trading liquidity in our common stock and our ability to maintain continued listing on the Nasdaq Capital Market;

•	our capitalization (including the number of shares of common stock issued and outstanding);

•	the then-prevailing trading price for our common stock and the volume level thereof; and

•	the potential devaluation of our market capitalization as a result of the Reverse Stock Split.

Our Board intends to select a reverse stock split ratio that it believes would be most likely to achieve the anticipated benefits of the Reverse Stock Split.

Certain Risks Associated with the Reverse Stock Split

Before voting on this proposal, stockholders should consider the following risks associated with effecting the Reverse Stock Split:

•	Although we expect that the Reverse Stock Split will result in an increase in the market price of our common stock, we cannot assure you that the Reverse Stock Split, if effected, will increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price. The effect that the Reverse Stock Split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future growth and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of our common stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

•	Even if our stockholders approve the Reverse Stock Split and the Reverse Stock Split is effected, there can be no assurance that we will continue to meet the continued listing requirements of the Nasdaq Capital Market.

•	The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

•	Although the Reverse Stock Split will not, by itself, have any immediate dilutive effect on stockholders, the proportion of shares owned by stockholders relative to the number of shares authorized for issuance will decrease because the number of authorized shares of common stock would remain unchanged. As a result, additional authorized shares of common stock would become available for issuance at such times and for such purposes as the Board may deem advisable without further action by stockholders, except as required by applicable law or stock exchange rules. To the extent that additional authorized shares of common stock are issued in the future, such shares could be dilutive to existing stockholders of the Company by decreasing such stockholders’ percentage of equity ownership in the Company. See “-Potential Anti-Takeover Effect” below for more information on potential anti-takeover effects of the Reverse Stock Split.

•	Although our Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of common stock could encourage interest in our common stock and possibly promote greater liquidity for stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Principle Effects of the Reverse Stock Split

If the Reverse Stock Split is approved and effected with respect to the issued and outstanding common stock, each holder of common stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of common stock upon effectiveness of the Reverse Stock Split. The Reverse Stock Split would be effected simultaneously for all outstanding shares of common stock at the same exchange ratio. Except for adjustments that may result from the treatment of fractional shares (as described below), the Reverse Stock Split would affect all stockholders uniformly and would not change any stockholder’s percentage ownership interest in the Company. The relative voting rights and other rights and preferences that accompany the shares of common stock will not be affected by the Reverse Stock Split. Shares of common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable.

The Reverse Stock Split will not affect the number of authorized shares of common stock, which is currently 300,000,000 shares. The Reverse Stock Split will have no effect on the number of authorized shares of preferred stock or the par value of the preferred stock.

Effect on Equity Compensation Plans and Outstanding Equity Awards and Warrants

If the Reverse Stock Split is approved and effected, the total number of shares of common stock reserved for issuance under our 2022 Equity Incentive Plan, if approved by our stockholders, would be reduced in proportion to the ratio selected by our Board. Under the terms of our outstanding equity awards and warrants, the proposed Reverse Stock Split would adjust and proportionately reduce the number of shares of common stock issuable upon exercise or vesting of such awards and warrants in the same ratio of the Reverse Stock Split and, correspondingly, would proportionately increase the exercise or purchase price, if any, of all such awards and warrants. The number of shares of common stock issuable upon exercise or vesting of outstanding equity awards and warrants and the exercise or purchase price related thereto, if any, would be equitably adjusted in accordance with the terms of the plans or agreements governing such awards or warrants.

Potential Anti-Takeover Effect

An additional effect of the Reverse Stock Split would be to increase the relative amount of authorized but unissued shares of common stock, which may, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the increased available shares might be to make more difficult or to discourage an attempt to take over or otherwise acquire control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the Board or contemplating a tender offer or other change in control transaction). In addition, our Certificate of Incorporation and our Bylaws include provisions that may have an anti-takeover effect. These provisions, among things, permit the Board to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders, provide that special meetings of stockholders may only be called by our Board and some of our officers, and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporate actions and may delay or discourage a change in control.

Our Board is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company and the Reverse Stock Split Proposal is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.

Accounting Matters

The Reverse Stock Split will not affect the par value per share of common stock, which will remain unchanged at $0.001 per share. The stockholders' equity, in the aggregate, will remain unchanged. At the effective time of the Reverse Stock Split, the stockholders' equity will reflect the following: (i) the stated capital on our balance sheet attributable to the common stock, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of the common stock issued and outstanding, will be reduced in proportion to the ratio of the Reverse Stock Split; and (ii) correspondingly, the additional paid-in capital account, which consists of the difference between the stated capital and the aggregate amount paid upon issuance of all currently outstanding shares of common stock, will be credited with the amount by which the stated capital is reduced. After the Reverse Stock Split, net income or loss per share and the other per share amounts will be increased because there will be fewer shares of our common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. Additional adjustments will be made to these accounts as a result of any rounding to avoid the existence of fractional shares.

Mechanics of the Reverse Stock Split

Effect on Registered “Book-Entry” Holders of Common Stock

Holders of common stock may hold some or all of their common stock electronically in book-entry form (“street name”) under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts. If you hold registered common stock in book-entry form, you do not need to take any action to receive your post-split shares, if applicable.

Fractional Shares

Our stockholders will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split. Instead, any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

No Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to any dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to stockholders that hold our common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below.

This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an "applicable financial statement" (as defined in the Code); (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) S corporations and partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired our common stock in connection with employment or the performance of services; (xii) retirement plans; (xiii) persons who are treated as non-U.S. persons for U.S. federal income tax purposes; or (xiv) certain former citizens or long-term residents of the United States.

In addition, this summary of certain U.S. federal income tax consequences does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than U.S. federal income taxation (such as U.S. federal estate and gift tax consequences). This discussion also does not address the impact of the alternative minimum tax and the Medicare contribution tax on net investment income. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners therein should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service, or the IRS, regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

Taxation of Stockholders

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a recapitalization, a stockholder should not recognize gain or loss as a result of the Reverse Stock Split. A stockholder’s aggregate tax basis in the shares of the common stock received pursuant to the Reverse Stock Split should equal the stockholder’s aggregate tax basis in the shares of the common stock surrendered, and such stockholder’s holding period in the shares of the common stock received should include the holding period of the shares of the common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered pursuant to the Reverse Stock Split to shares of common stock received pursuant to the Reverse Stock Split. Stockholders holding shares of common stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

The Board unanimously recommends a vote FOR the Reverse Stock Split Proposal.

PROPOSAL NO. 3—APPROVAL OF POTENTIAL ISSUANCE OF SHARES PURSUANT TO WARRANT EXERCISE AGREEMENT

Overview

On November 21, 2023, the Company entered into an Inducement Offer to Exercise Common Stock Purchase Warrants (the “Exercise Agreement”) with an existing accredited investor to exercise certain outstanding warrants (the “Exercise”) to purchase up to an aggregate of 5,385,500 shares of the Company’s common stock (the “Existing Warrants”). In consideration for the immediate exercise of the Existing Warrants for cash, the exercising holder received new unregistered warrants to purchase up to an aggregate of 10,765,000 shares (equal to 200% of the shares of common stock issued in connection with the Exercise) of the Company’s common stock (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Offering”). In connection with the Exercise, the Company also agreed to reduce the exercise price of the Existing Warrants from $0.2503 to $0.23 and to reduce the exercise price of 7,299,351 remaining unexercised warrants from either $0.33 or $0.2503 to $0.23 per share, which is equal to the most recent closing price of the Company’s common stock on The Nasdaq Capital Market prior to the execution of the Exercise Agreement.

The New Warrants will become exercisable six months after issuance at an initial exercise price of $0.23 per share and have a term of exercise equal to five and one-half years. The Company agreed to file a resale registration statement with respect to the New Warrants and the shares of common stock issuable upon exercise of the New Warrants and to hold a meeting of its stockholders to seek approval of the potential reduction of the exercise price of the New Warrants on the terms set forth in the New Warrants. The Existing Warrants and the New Warrants each include a beneficial ownership limitation that prevents the investor from owning more than 9.99%, with respect to the Existing Warrants, and 4.99%, with respect to the New Warrants, of the Company’s outstanding common stock at any time.

The gross proceeds to the Company from the Exercise was approximately $1.2 million, prior to deducting warrant inducement agent fees and offering expenses.

The exercise price of the New Warrants is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a full ratchet basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock at any time while the New Warrants are outstanding, at a price below the then-applicable Exercise Price (subject to certain exceptions), provided that no adjustment to the exercise price shall cause the exercise price to be less than $0.115, which is equal to 50% of the most recent closing price of the Company’s common stock prior to the execution of the Exercise Agreement. Pursuant to the Exercise Agreement, we agreed to solicit the approval of our stockholders (the “Stockholder Approval”) as required under the Nasdaq Listing Rule 5635(d), to permit issuances of the shares of our Common Stock upon exercise of the New Warrants at an exercise price that has been adjusted to be less than the original $0.23 per share exercise price in accordance with the anti-dilution provisions in the New Warrant.

We have provided below a summary of the material terms of the Exercise Agreement and form of New Warrant (collectively, the “Transaction Documents”). The description provided does not purport to be a complete description of all of the terms of such agreements. You can find the Transaction Documents and further information about the Offering in the Current Report on Form 8-K that we filed with the SEC on November 29, 2023.

Reasons for the Financing

We believe that the Offering was necessary in light of the Company’s cash and funding requirements at the time. The proceeds that we received from the Offering and may receive in connection with the exercise of the New Warrants will improve our capital position and provide financing for commercial growth, working capital and general corporate purposes. We also believe that the anti-dilution protections contained in the New Warrants were reasonable in light of market conditions and the size and type of the Offering, and that we would not have been able to complete the Offering unless such anti-dilution provisions were offered.

Reasons for the Stockholder Approval

Our Common Stock is listed on the Nasdaq Capital Market, and as such, we are subject to the Nasdaq Listing Rules. In order to comply with the Nasdaq Listing Rules and to satisfy conditions under the Exercise Agreement, we are seeking stockholder approval of this proposal.

Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) in an amount equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price”. The Minimum Price is defined as the lower of (i) the closing price of the common stock immediately preceding the signing of the sale agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the sale agreement.

The Offering did not constitute a public offering under the Nasdaq Listing Rules. The initial exercise price of the New Warrants was equal to or greater than the Minimum Price, but if the exercise price is reduced pursuant to the anti-dilution provision in the New Warrants such reduced exercise price may be less than the Minimum Price. Immediately prior to entering into the Exercise Agreement, and the closing of the Offering, we had 13,135,478 shares of Common Stock Outstanding. Therefore, the potential issuance of 10,765,000 shares of our common stock upon exercise of the New Warrants would constitute in excess of 20% of the shares of our Common Stock outstanding prior to giving effect to the financing. Accordingly, we are seeking stockholder approval under Nasdaq Listing Rule 5635(d) for the sale, issuance or potential issuance by us of Common Stock (or securities convertible into or exercisable for our Common Stock) in excess of 20% of the shares of our Common Stock outstanding on the original date of entry into the Exercise Agreement at an exercise price less than the Minimum Price as a result of the anti-dilution features of the New Warrants, since such provisions may reduce the per share exercise price and result in the issuance of shares at less than the Minimum Price.

Under the Nasdaq Listing Rules, we are not permitted to undertake a transaction that could result in a change in control of us without seeking and obtaining separate stockholder approval. We are not required to obtain stockholder approval for the Offering under Nasdaq Listing Rule 5635(b) because the Warrant holder has agreed that, for so long as they hold any shares of our common stock, neither they nor any of their affiliates will acquire shares of our Common Stock which will result in them and their affiliates, collectively, beneficially owning or controlling more than 4.99% (which percentage can be increased to 9.99%) of the total outstanding shares of our Common Stock.

Consequences of Not Approving this Proposal

The Board is not seeking the approval of our stockholders to authorize our entry into the Exercise Agreement or the issuance of the New Warrants. The Exercise Agreement and the New Warrants have already been executed and delivered, and the closing of the Offering has occurred. The failure of our stockholders to approve this proposal will mean that the exercise of the New Warrants will be limited to the extent that such exercise would result in the issuance, in the aggregate, of no more than 19.99% of the shares of our Common Stock outstanding at an exercise price less than the Minimum Price. We also agreed with the holder of the New Warrant that if we do not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every 90 days thereafter to seek Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained or the New Warrants are no longer outstanding, which would require us to incur the costs of holding one or more additional stockholder meetings until we receive such approval.

Vote Required

To be approved by the stockholders, this proposal must receive the “FOR” vote of a majority of the total number of votes of our capital stock represented in person or by proxy and entitled to vote at the Special Meeting, voting as a single class. You may vote “FOR,” “AGAINST” or “ABSTAIN.” To be approved, the shares voted “FOR” this proposal must exceed the number voted “AGAINST” this proposal and marked "ABSTAIN." A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote. Accordingly, an abstention will have the effect of a vote against this proposal. On this proposal, brokers will not have discretionary authority to vote in the absence of timely instructions from their customers. Since no proposals at this special meeting qualify for discretionary broker voting, there will not be any broker "non-votes" counted.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the approval of Proposal No. 3.

PROPOSAL NO. 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”), requires that we provide our stockholders with the opportunity to cast a vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We hold an advisory vote on our executive compensation annually. Therefore, the next advisory vote on executive compensation will be at next year’s annual meeting of stockholders.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term goals, while at the same time avoiding unnecessary or excessive risk-taking. The vote on this resolution is not intended to address any specific element of compensation; rather, this vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory and not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. While this vote is not binding on the Company, the Board of Directors and the Compensation Committee of the Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, the compensation tables and the related narrative discussion, is hereby APPROVED.”

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on Proposal No. 4 at the annual meeting will be required to approve this Proposal No. 4 on a non-binding, advisory basis.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed RSM US LLP as ReShape Lifesciences’ independent registered public accounting firm for the year ending December 31, 2024 and has further directed that management submit the appointment of independent registered public accounting firm for ratification by the stockholders at the annual meeting. RSM was appointed as the Company’s independent registered public accounting firm on July 15, 2022. Representatives of RSM are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of RSM as our independent registered public accounting firm is not required by Delaware law, our certificate of incorporation or our bylaws. However, the Audit Committee is submitting the appointment of RSM to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on Proposal No. 5 at the annual meeting will be required to ratify the selection of RSM.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2024.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal year ended December 31, 2022 by RSM and for the fiscal year ended December 31, 2021 by BDO USA, LLP, the Company’s independent registered accounting firm during such fiscal years.

	Fiscal Year Ended
	2022		2021
Audit Fees(1)	$	[•]	$322,000
Audit-Related Fees		[•]	—
Tax Fees		[•]	—
All Other Fees		[•]	—
Total Fees	$	[•]	$322,000

(1)	Includes fees billed, or estimates of fees to be billed, for professional services rendered in connection with the audit of our consolidated financial statements for the referenced fiscal year ended, review of interim consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings and engagements.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by our independent registered public accounting firm in 2022 were approved by the Audit Committee under its pre-approval policies.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the consolidated financial statements of ReShape Lifesciences, compliance by ReShape Lifesciences with legal and regulatory requirements, and the independence and performance of ReShape Lifesciences’ internal and external auditors.

The consolidated financial statements of ReShape Lifesciences for the year ended December 31, 2022, were audited by BDO as the independent registered public accounting firm for ReShape Lifesciences.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited consolidated financial statements of ReShape Lifesciences;

2.	Discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 (Communications with Audit Committees);

3.	Received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

4.	Discussed with the independent registered public accounting firm their independence and concluded that it is independent from ReShape Lifesciences and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of ReShape Lifesciences for the year ended December 31, 2022, be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of ReShape Lifesciences

Arda Minocherhomjee, Chair Lori McDougal
Gary Blackford

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2022 Annual Report to Stockholders and Form 10-K, including consolidated financial statements for the year ended December 31, 2022, accompanies, or has been mailed to you immediately prior to, this proxy statement. Our Form 10-K is available to you, without charge, upon written request to Secretary, ReShape Lifesciences Inc., 18 Technology Drive, Suite 110, Irvine, California 92618, and is also available on our website at www.reshapelifesciences.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Secretary, ReShape Lifesciences Inc., 18 Technology Drive, Suite 110, Irvine, California 92618.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household ReShape Lifesciences proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Secretary, ReShape Lifesciences Inc., 18 Technology Drive, Suite 110, Irvine, California 92618, or call (949) 429-6680.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of ReShape Lifesciences.

Paul Hickey
President and Chief Executive Officer

Dated: January [●], 2024

Exhibit 1.1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. D39715-TBD 1. Election of (1) Dan W. Gladney and (2) Lori McDougal as Class I directors For All ___ Withhold All ____ For All Except ___________ (To withhold authority to vote for any individual nominee, mark "For All Except" and write the number of th nominee on this line) 2. Approve the reverse stock split proposal For ___ Against ____ Abstain ____ 3. Approve the share issuance proposal For ___ Against ____ Abstain ____ 4. Approve the advisory vote on executive compensation For ___ Against ____ Abstain ____ 5. Ratify the appointment of RSM US LLP as the company's independent registered public accounting firm For ___ Against ____ Abstain ____ The Board of Directors recommends you vote FOR the following proposals: RESHAPE LIFESCIENCES INC. RESHAPE LIFESCIENCES INC. 18 TECHNOLOGY DRIVE, SUITE 110 IRVINE, CALIFORNIA 92618 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting- Go towww.virtualshareholdermeeting.com/ RSLS2023. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The proxy statement is available at www.proxyvote.com. D39716-TBD ReShape Lifesciences Inc. Proxy for Annual Meeting of Stockholders on [TBD], 2024 This proxy is solicited by the Board of Directors. The undersigned hereby appoints Paul Hickey and Thomas Stankovich, and each of them, with full power of substitution and power to act alone as proxies to vote all the shares of common stock and preferred stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ReShape Lifesciences Inc., to be held at Pacific Time virtually by means of remote communication on 2024, and at any adjournment, continuation or postponement thereof as follows: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DAN W. GLADNEY AND LORI MCDOUGAL AS CLASS I DIRECTORS AND FOR EACH OF THE OTHER PROPOSALS.